Item 77D for Deutsche Money Market VIP (a series of Deutsche Variable Series II)

Effective on or about May 2, 2016, the Fund will
operate as a government money market fund
under the amendments to Rule 2a-7 under the
Investment Company Act of 1940, as amended,
that were adopted in July 2014 with final
compliance dates ranging between July 2015 and
October 2016. As currently structured, on the
final compliance date for the Rule 2a-7
amendments, the Fund would be required to
implement a floating net asset value and would be
allowed, and in certain situations, required, to
implement liquidity fees and/or redemption gates.
As a government money market fund, the Fund
will continue to seek to maintain a stable $1.00
net asset value (although the Fund will seek to
maintain a $1.00 net asset value, there is no
guarantee that it will be able do so and if the net
asset value falls below $1.00, you would lose
money) and the Fund will not be required to
implement liquidity fees and/or redemption gates.
As a government money market fund, the  Fund
will invest at least 99.5% of the fund's total assets
in cash, US government securities, and/or
repurchase agreements that are collateralized by
these same securities.
In order for the Fund to operate as a government
money market fund, shareholders approved
revisions to the Fund's fundamental investment
policy relating to concentration (the
"Concentration Policy") such that the Fund would
no longer be required to invest more than 25% of
its total assets in obligations of banks and other
financial institutions. If not revised, the current
Concentration Policy would have precluded the
Fund from operating as a government money
market fund.
In addition to the revised Concentration Policy,
the following changes to the Fund for it to operate
as a government money market fund will also
take effect on May 2, 2016:
(i)	The adoption of a principal investment
strategy to invest at least 99.5% of the Fund's
total assets in cash, US government securities,
and/or repurchase agreements that are
collateralized by these same securities.
(ii)	A name change as follows:

Current Name
New Name
Deutsche Money Market VIP
Deutsche Government Money Market VIP
(iii)	The adoption of a principal investment
strategy to invest at least 80% of net assets, plus the amount of any borrowings for investment purposes, in US government securities and/or repurchase agreements that are collateralized by US government securities.